June 13, 2012

J. Timothy Gannon
1300 N. Ocean Blvd.
Palm Beach, FL 33480

Dear Mr. Gannon,

The following outlines our offer to you to join Soupman, Inc., as our Member of the Board of Directors and Culinary and Business Development Advisor.  Please review it, and if acceptable to you, please sign it and send it back to us at 212-768-7055.  Please feel free to call me with any questions.

Whereas this Agreement/LOI Outlines the Relationship between KCI (Kettle Comfort International, LLC, a Delaware Corporation, and its sole Officers J. Timothy Gannon and W. Smoot Carter III, and the Publicly-Traded Corporation, Soupman (Ticker: SOUP)

Employment Terms

Position:	Executive Member of the Board of Directors Culinary and Business Development Advisor

Reports to:	SoupMan, Inc. Board of Directors, Arnold Casale and Seb Rametta, Original SoupMan Founder

Duties:	-Overseeing/adding significant value to the following Management Items:
- Media Interviews
- Franchise Restaurant growth and development
- Capital Raise Meetings with investors and bankers
- Product Procurement
- Product Development
- Supplier Relations
- Logistics
- Creative Oversight
- Production Development
- Culinary Development & R&D Advisory
- New and Current Partner Relations
- Board Membership and Leadership

Compensation:
In Agreement for providing services and devoting time, talent, and energy to the above "Management Areas," in equivalent of 3 days per week Mr. Timothy Gannon will travel as necessary for the position and will meet with management as necessary but not weekly in person. For this Mr. Gannon would be granted 10,000 shares monthly for each month he remains employed with the company plus the following

- 400,000 Shares of the Soupman Inc. (Ticker: SOUP) commencing June 1, 2012

- 400,000 Shares of the Soupman, Inc. (Ticker: SOUP) commencing June 1, 2013, delivered in 200,000 share certificates at 6-Month intervals on June 1, 2013 and Jan. 1, 2014

- 400,000 Shares of the Original Soupman (Ticker: SOUP) commencing June 1, 2014, delivered in 200,000 share certificates at 6-Month Intervals on June 1, 2014 and Jan. 1, 2015.

- For a Total of 1.2 Million Shares of the Soupman Inc. stock (Ticker: SOUP) over a Three-Year Period as described above member of Soupman, Inc.

Stock Performance Incentives:

- At the time SOUP trades for $2 per share or more for 30 trading days, Mr. Gannon will be awarded 100,000 shares of SOUP.

- At the time SOUP trades for $4 per share or more for 30 trading days and is listed on the NASDAQ stock exchange, Mr. Gannon will be awarded 100,000 shares of SOUP.

- At the time SOUP trades for $6 per share or more for 30 trading days and is listed on the NASDAQ stock exchange, Mr. Gannon will be awarded 100,000 shares of SOUP

- At the time SOUP trades for $8 per share or more for 30 trading days and is listed on the NASDAQ stock exchange. Mr. Gannon will be awarded 100,000 shares of SOUP

-The sum of the entire stock performance bonus adds up to a total possibility of 400,000 additional shares of SOUP.

Sales Incentive Program:

For every new incremental $1million in sales annually Mr. Gannon will be awarded 5,000 shares of SoupMan Inc. stock. The maximum amount of shares to earn is 500,000 shares based on a cap of $100 million in sales for this bonus.

The potential earn of sales incentive is 500,000 additional shares of SOUP.

Expenses:
Company shall reimburse employee for all reasonable and/pre-approved business expenses including mileage allowance as allowed by the IRS and a $70 per month mobile phone allowance for business purposes.

Start Date: June 13, 2012

Confidentiality and Non-Compete:

                                   The employee must execute the Company confidentiality agreement.

/s/ Arnold Casale
Arnold Casale
CEO

Agreed and Accepted:

/s/ J. Timothy Gannon
J. Timothy Gannon